Exhibit 99.1

JPMorgan Chase & Co.
270 Park Avenue, New York, NY 10017-2070
NYSE symbol: JPM
www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMorgan Chase Elects Todd A. Combs to Board of Directors
September 20, 2016 -- JPMorgan Chase (NYSE: JPM) announced today that its Board of Directors has elected Todd A. Combs, 45, a director of the company, effective September 19, 2016. Mr. Combs' appointment to a Board Committee will be announced when determined. He was named a director of the company’s JPMorgan Chase Bank, N.A. and Chase Bank USA, N.A. subsidiaries.
Todd Combs is an Investment Officer at Berkshire Hathaway Inc., having joined the company in 2010. Prior to that, he was Chief Executive Officer and Managing Member of Castle Point Capital, an investment partnership he founded in 2005. In that role, he managed capital for endowments, family foundations and institutions. Earlier in his career, he was an analyst for Florida’s state financial regulator, and he analyzed risks for insurer Progressive Corp.
“Todd Combs is an extraordinary leader, investor and thinker, with a deep understanding of finance and business,” said Jamie Dimon, Chairman and Chief Executive Officer of JPMorgan Chase. “We’re pleased he has agreed to serve on our Board of Directors, and our company and our Board will benefit from his wisdom and judgment,” Dimon added.
“I deeply appreciate this opportunity with JPMorgan Chase and look forward to working closely with my new colleagues on the Board of Directors,” said Todd Combs. “I’m pleased to join a team committed to serving the interests of customers, clients and shareholders.”
JPMorgan Chase is a leading global financial services firm with assets of $2.5 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world's most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

Investor Contact:	Jason Scott	212-270-7325	Media Contact:	Andrew Gray	212-270-5651